Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Amasys Corporation
Alexandria, Virginia

We consent to the use of our Independent Registered Public Accounting Firm Report dated August 12, 2010, on our audit of the financial statements of Amasys Corporation as of June 30, 2010 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year ended June 30, 2010 and for the period October 1, 2006 through June 30, 2010 to be included in the June 30, 2011 Form 10-K to be filed with the Commission on or about September 23, 2011.

/s/ Turner, Stone & Company, L.L.P.

Certified Public Accountants
Dallas, Texas
September 23, 2011